EXHIBIT 10.30
FORM OF
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
«Insert Date»
«FirstName» «LastName»
«Title»
Valassis Communications, Inc.
19975 Victor Parkway
Livonia, MI 48152
Dear Mr./Ms. «LastName»:
     This Agreement confirms the grant of an Award of Performance-Based Restricted Stock to you effective as of «Insert Date» (the “Grant Date”) under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan, as the same may be amended from time to time (the “Plan”), upon the following terms and conditions. Capitalized terms used in this Agreement, but not defined herein, shall have the meanings set forth in the Plan.
     1. Award Grant. Valassis Communications, Inc. (the “Company”) hereby grants to you an Award of Performance-Based Restricted Stock under the Plan for an aggregate of «Insert Share Amount» shares of Stock (the “Restricted Shares”).
     2. Restrictions.
          (a) The Restricted Shares are being awarded to you subject to the transfer and forfeiture restrictions set forth below (the “Restrictions”). You may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to the Restrictions. Notwithstanding the foregoing, Restricted Shares may be transferred to a family member (as defined in the Form S-8 Registration Statement under the Securities Act of 1933) as a gift or by a domestic relations order, only if, in each case, the transferee executes a written consent to be bound by the terms of this Agreement.
          (b) Except as otherwise provided in this Agreement, the Restrictions shall lapse to the extent that the Restricted Shares vest in accordance with (A) the following performance metrics, subject to you remaining continuously employed by the Company, a Subsidiary, or an Affiliate on the applicable vesting date:
(i)	one-third of the Restricted Shares shall vest and the Restrictions with respect to those Restricted Shares shall lapse if the Company’s [performance] for its 201-— Fiscal Year (as certified by the Committee for the 201-— Fiscal Year) [meets or exceeds a specified metric determined by the Committee before the end of the first quarter of the 201— Fiscal Year];

(ii)	one-third of the Restricted Shares shall vest and the Restrictions with respect to those Restricted Shares shall lapse if the Company’s [performance] for its 201-— Fiscal Year (as certified by the Committee for the 201-— Fiscal Year) [meets or exceeds a specified metric determined by the Committee before the end of the first quarter of the 201— Fiscal Year]; and

(iii)	the remaining one-third of the Restricted Shares shall vest and the Restrictions with respect to those Restricted Shares shall lapse if the Company’s [performance] for its 201-— Fiscal Year (as certified by the Committee for the 201-— Fiscal Year) [meets or exceeds a specified metric determined by the Committee before the end of the first quarter of the 201— Fiscal Year].
provided, however, that vesting may occur earlier or later than the vesting dates set forth above in Paragraph 2(b)(A) in accordance with (B) the following metrics, subject to you remaining continuously employed by the Company, a Subsidiary, or an Affiliate on the following applicable vesting date:
(i)	one-third of the Restricted Shares shall vest and the Restrictions with respect to those Restricted Shares shall lapse if shares of common stock of the Company (the “Common Shares”) achieve a market price of five dollars ($5.00) per share greater than the Fair Market Value of the Common Shares on the Grant Date;

(ii)	one-third of the Restricted Shares shall vest and the Restrictions with respect to those Restricted Shares shall lapse if Common Shares achieve a market price of ten dollars ($10.00) per share greater than the Fair Market Value of the Common Shares on the Grant Date; and

(iii)	one-third of the Restricted Shares shall vest and the Restrictions with respect to those Restricted Shares shall lapse if Common Shares achieve a market price of fifteen dollars ($15.00) per share greater than the Fair Market Value of the Common Shares on the Grant Date;
provided, however, that the market price targets described above must be achieved within three years from the Grant Date;
it being understood and agreed that: (x) in the event that vesting occurs pursuant to clause (i), (ii) or (iii) of Paragraph 2(b)(B), no vesting shall be permitted to occur pursuant to the correspondingly numbered clause of Paragraph 2(b)(A); and (y) in the event that vesting occurs pursuant to clause (i), (ii) or (iii) of Paragraph 2(b)(A), no vesting shall be permitted to occur pursuant to the correspondingly numbered clause of Paragraph 2(b)(B).
All Restricted Shares for which the Restrictions have not lapsed at such time shall be immediately forfeited by you and shall be returned to or canceled by the Company, as applicable.
          (c) Notwithstanding Paragraph 2(b), subject to Paragraph 3 hereof, all Restricted Shares (unless earlier forfeited in accordance with the terms hereof) shall vest and the Restrictions shall lapse with respect to the Restricted Shares as follows:
(i)	a Change in Control, if you remain continuously employed on the effective date of a Change in Control with the Company, a Subsidiary, an Affiliate, or such other Person that acquires more than 50% of the combined voting power of the Company’s then outstanding securities in connection with such Change in Control (in which case all of the Restricted Shares shall vest and all of the Restrictions shall lapse), or

(ii)	a termination of your employment with the Company and its Subsidiaries and Affiliates under the following conditions (in which case you shall continue to be eligible to vest in the Restricted Shares and the Restrictions shall lapse to the extent the performance metrics set forth in Paragraph 2(b) above are satisfied):
(A)	by reason of death or Disability (as “Disability” is defined in your employment agreement with the Company, a Subsidiary, or an Affiliate; if no “Disability” definition exists in your employment agreement (or no employment agreement exists), a Disability shall be deemed to occur if you are absent from your duties with the Company, a Subsidiary, or an Affiliate for a period of at least 180 days during any 12 month period as a result of incapacity due to a mental or physical illness, as determined solely in the discretion of the Committee);

(B)	by the Company other than for Cause (as “Cause” is defined in your employment agreement with the Company, a Subsidiary, or an Affiliate; if no “Cause” definition exists in your employment agreement (or no employment agreement exists), Cause shall have the following meaning: (1) conviction of any felony or misdemeanor; (2) violation of any Company policy, including, but not limited to, the Company’s Drug and Alcohol policies, code of conduct, and/or employee handbook; (3) the commission of any act detrimental to the best interests or reputation of the Company; (4) the failure to follow the reasonable directives of your supervisory personnel; (5) failure to relocate if so requested; or (6) the failure to meet applicable performance standards);

(C)	by you for Good Reason (if and only if termination for Good Reason is permitted under your employment agreement with the Company, a Subsidiary, or an Affiliate and only to the extent defined in your employment agreement); or

(D)	by reason of your retirement under the Valassis Employees’ Retirement Savings Plan.

          (d) Notwithstanding Paragraph 2(b), subject to Paragraph 3 hereof, if your employment with the Company and its Subsidiaries and Affiliates terminates for any reason other than a termination of employment described in Paragraph 2(c)(ii) above (and excluding any termination for “Cause” (as defined above)) and if, as of such termination of employment, the sum of your age plus your years of service with the Company and its Subsidiaries and Affiliates (including partial years of age and service), as determined by the Company’s employment records, equals or exceeds seventy-five (the “Rule of 75 Termination”), then the Restricted Shares, to the extent the Restricted Shares remain outstanding and the Restrictions have not lapsed (in accordance with the terms hereof), shall be eligible to continue to vest and the Restrictions shall lapse to the extent the performance metrics set forth in Paragraph 2(b) above are satisfied, notwithstanding your termination of employment; provided that all such Restricted Shares shall become fully vested and the Restrictions shall lapse upon a subsequent Change in Control prior to the end of the Company’s 201-— Fiscal Year.
     3. Forfeiture; Conditions to Qualify for Rule of 75 Termination.
     (a) Except as otherwise expressly provided in Paragraph 2 hereof, upon termination of your employment with the Company, a Subsidiary, or an Affiliate for any reason, all Restricted Shares for which the Restrictions have not lapsed at such time shall be immediately forfeited by you and shall be returned to or canceled by the Company, as applicable.
     (b) You shall not be eligible to qualify for the special provisions herein attributable to the Rule of 75 Termination in respect of the Restricted Shares unless, during the period beginning with the Grant Date and ending on the applicable vesting date on which the Restrictions lapse in respect of each of the Restricted Shares (the “Restriction Period”), you satisfy all of the following conditions:
          (i) You do not offer or sell any products or services that compete in any market with the businesses of the Company, any Subsidiary, or any Affiliate;
          (ii) You do not render services to any firm, person or corporation that competes in any market with the businesses of the Company, any Subsidiary, or any Affiliate (each a “Competitor”);
          (iii) You do not have any interest, direct or indirect, in any Competitor; provided, however, that ownership of five percent or less of any class of debt or equity securities which are publicly traded securities shall not be a violation of this condition; and
          (iv) You do not, directly or indirectly, (i) solicit any employee of the Company, any Subsidiary, or any Affiliate with a view to inducing or encouraging such employee to leave the employ of the Company, a Subsidiary, or an Affiliate, respectively, for the purpose of being hired by you or any employer affiliated with you, or (ii) solicit, take away, attempt to take away, or otherwise interfere with the business relationship between the Company, any Subsidiary, or any Affiliate and any of its respective customers.
     Notwithstanding any other provision in this Agreement to the contrary, (A) in the event of a breach of this Paragraph 3(b) during the Restriction Period, then the Restricted Shares, to the extent the Restrictions have not lapsed, shall be immediately forfeited by you and shall be returned to or cancelled by the Company, as applicable; and (B) upon the occurrence of an event covered by the Company’s compensation recovery policies as in effect from time to time, then the Restricted Shares, to the extent the Restrictions have not lapsed, shall be immediately forfeited by you and shall be returned to or cancelled by the Company, as applicable, and to the extent the Restrictions have lapsed, the Restricted Shares shall be returned to the Company.
          (c) Upon a forfeiture of your Restricted Shares pursuant to and in accordance with this Paragraph 3, the Company will not be obligated to pay you any consideration whatsoever for the forfeited Restricted Shares.
     4. Issuance and Custody of Certificates.
          (a) The Company shall cause the Restricted Shares to be issued in your name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Shares shall be restricted from transfer during the period during which the Restrictions exist and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the Restrictions applicable to the Restricted Shares.
          (b) If any certificate is issued, you shall be required to execute and deliver to the Company a stock power or stock powers relating to the Restricted Shares.

          (c) Upon vesting, the Company shall promptly cause your Vested Shares (less any Shares that may have been withheld to pay taxes) to be delivered to you, free of the restrictions and/or legend described in Paragraph 4(a) hereof, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as applicable.
     5. Withholding Taxes.
          (a) You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the Restricted Shares, payment of dividends on the Restricted Shares (if any), the vesting of the Restricted Shares and any other matters related to this Agreement. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents. You understand that you are responsible for your own tax liability that may arise as a result of this grant of the Restricted Shares or any other matters related to this Agreement.
          (b) In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate.
          (c) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, in the discretion of the Committee, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Shares by:
(i)	delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	having the Company withhold a portion of the Vested Shares having a Fair Market Value equal to the amount of the minimum statutory withholding obligations;

(iii)	delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined; or

(iv)	using such other methods of payment that the Committee, in its discretion, deems appropriate from time to time.
     6. Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement prior to fulfillment of all of the following conditions:
          (a) The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;
          (b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;
          (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
          (d) The receipt by the Company of any applicable withholding tax with respect to such Shares (subject to any minimum statutory withholding limits).
     7. Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all the terms and provisions of such Plan as if the same were fully set forth herein. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.
     8. Shareholder Rights. With respect to the Restricted Shares, you shall be entitled effective as of the Grant Date to exercise the rights of a shareholder of Stock of the Company, including the right to vote the Restricted Shares and the right to receive dividends on the Restricted Shares, unless and until the Restricted Shares are forfeited under Paragraph 3 above. Notwithstanding the foregoing, you shall be subject to the transfer restrictions in Paragraph 2. Your rights with respect to the Restricted Shares shall remain forfeitable at all times prior to the date or dates on which the Restrictions lapse with respect to the Restricted Shares.
     9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10. Entire Agreement. This Agreement represents the complete understanding with respect to the Restricted Shares granted hereunder and supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement and the Restricted Shares.
     11. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     12. Miscellaneous. This Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company and your successors, assigns and estate, including your executors, administrators and trustees; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) may not be amended except in writing. It is intended that this Award will be exempt from Section 409A of the Code. However, nothing in the Agreement shall be construed to result in a guarantee of this tax treatment, and you shall be responsible for all of your federal, state and local taxes (and any related liabilities). All actions or proceedings arising out of, or related to, this Agreement shall be brought only in an appropriate federal or state court in Michigan and the Parties hereby consent to the jurisdiction of such courts over themselves and the subject matter of such actions or proceedings.
     To confirm your acceptance of the foregoing, please sign and return this Agreement to Todd L. Wiseley, General Counsel, Senior Vice President, Administration and Secretary, Valassis Communications, Inc., 19975 Victor Parkway, Livonia, Michigan, 48152.

VALASSIS COMMUNICATIONS, INC.
By:
Todd L. Wiseley
General Counsel, Senior Vice President, Administration and Secretary

AGREED:

«Insert Name»
Date: